As filed with the Securities and Exchange Commission on October 7, 2005

                                        Registration Statement No. 33-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 FUTUREMEDIA PLC
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

             England and Wales                          N/A
             -----------------                   ------------------
     (State or other jurisdiction of    (I.R.S. Employer Identification No.)
      incorporation or organization)

        Nile House, Nile Street, Brighton, East Sussex, BN1 IHW, England
        ----------------------------------------------------------------
                    (Address of Principal Executive Offices)

      Futuremedia PLC 2005 Unapproved Share Option Scheme for New Employees
                Futuremedia PLC 2005 Unapproved Share Option Plan
                    Futuremedia PLC 2005 Share Incentive Plan
            Futuremedia PLC 2005 Enterprise Management Incentive Plan
            ---------------------------------------------------------
                            (Full title of the Plans)

                                John A. Schwallie
                               118 Stetson Avenue
                           Kentfiled, California 94904
                                 (415) 305-5689
  -----------------------------------------------------------------------------
 (Name, Address and Telephone Number, including Area code, of Agent for Service)

                                 With copies to:

                               Mark A. Dorff, Esq.
                       Brown Rudnick Berlack Israles, LLP
                                8 Clifford Street
                                 London W1S 2LQ
                              (011) 44 20 7851 6005


                         CALCULATION OF REGISTRATION FEE
===================================== ======================= ===================== ====================== ====================
                                                                Proposed Maximum      Proposed Maximum
 Title of Each Class of Securities         Amount to Be        Offering Price Per    Aggregate Offering         Amount of
          to Be Registered                Registered(2)             Share(1)              Price(1)          Registration Fee
------------------------------------- ----------------------- --------------------- ---------------------- --------------------
Ordinary Shares, 1 1/9p , as
evidenced by American Depository         10,610,000 ADSs              $0.59                  $6,259,900            $737
Shares ("ADSs"), as evidenced by
American Depositary Receipts
===================================== ======================= ===================== ====================== ====================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low reported prices on the Nasdaq SmallCap Market on October 5, 2005 for the American Depositary Receipts of Futuremedia PLC, each of which represents one Ordinary Share.

(2) The 10,610,000 ADSs being registered represents (a) 610,000 ADSs issuable upon exercise of shares granted and to be granted under Futuremedia PLC's 2005 Unapproved Share Option Scheme for New Employees; and (b) 10,000,000ADSs issuable in the aggregate upon exercise of shares granted and to be granted under the (i) Futuremedia PLC 2005 Unapproved Share Option Plan; (ii) Futuremedia PLC 2005 Share Incentive Plan; and (iii) the Futuremedia PLC 2005 Enterprise Management Incentive Plan. Pursuant to Rule 416, promulgated under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminate number of securities to be offered as a result of any adjustment from the results of events such as a merger, consolidation, reorganization, recapitalization, stock dividends, stock splits or other similar changes in the Ordinary Shares.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents have been filed with the Securities and Exchange Commission (the "Commission") by Futuremedia PLC (the "Company") and are hereby incorporated by reference into this Registration Statement:

      (a) The Company's Annual Report on Form 20-F for the fiscal year ended April 30, 2005, filed with the Commission on August 4, 2005, File No. 000-21978 (the "2005 20-F").

      (b) All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the 2005 20-F referred to in paragraph (a) above.

      (c) The description of the Company's Ordinary Shares contained in the Company's Registration Statement on Form 20-F, filed with the Commission on June 24, 1993, File No. 0-21978, including any amendment or report filed for the purpose of updating such description.

      (d) The description of the Company's Ordinary Shares included in the Amended and Restated Articles of Association of the Company, filed as Exhibit 1.1 in the 2005 20-F, filed with the Commission on August 4, 2005, File No. 000-21978, including any amendment or report filed for the purpose of updating such description.

      All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is incorporated by reference into this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

            Futuremedia PLC has provisions in its Memorandum and Articles of Association (the "Articles") which provide that the directors, executive directors, auditors, secretary and other officers of the Company shall, to such extent as may for the time being be permitted by law, be indemnified and held harmless out of the assets of the Company from and against any loss they may incur or sustain by reason of any act done, concurred in or omitted in or about the execution of their duty, except such loss they may incur through their own negligence, default, breach of duty or breach of trust. In addition, the Articles provide that the Company may purchase and maintain insurance on or for the benefit of any person who is or at any time was a director, officer, employee or auditor of the Company for liabilities incurred in connection with their service to the Company.

      The relevant provisions of the Companies Act 1985 of the United Kingdom are sections 309A -- C, 337A and 727.

      Sections 309A -- C state that, any provision to exempt to any extent a director from liability for negligence, default, breach of duty or trust by him in relation to the company is void. Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of the company or an associated company against any such liability is also void unless it is a qualifying third party indemnity provision.

      An indemnity is a qualifying third party indemnity as long as it does not provide: (i) any indemnity against any liability incurred by the director to the company or to any associated company; (ii) any indemnity against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature; and (iii) any indemnity against any liability incurred by the director in defending criminal proceedings in which he is convicted, civil proceedings brought by the company or an associated company in which judgment is given against him or where the court refuses to grant him relief under an application under sections 144(3) and
(4) (acquisition of shares by innocent nominee) or its power under section 727 (described below). Any qualifying third party indemnity in force for the benefit or one or more directors of the company must be disclosed in the directors' annual report.

      Section 337A provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with any application under sections 144(3) and (4) (acquisition of shares by innocent nominee) or section 727 (described below). Such financial assistance must be repaid if the director is convicted, judgment is found against him or the court refuses to grant the relief on the application.

      Section 727 provides that:

(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as an auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.


(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper."

      While English law permits a shareholder to initiate a lawsuit on behalf of the company only in limited circumstances, the Companies Act permits a shareholder whose name is on the register of shareholders of the company to apply for a court order:

(i) when the company's affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

(ii)  when any act or omission of the company is or would be so prejudicial.

      A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

      We have also entered into indemnification agreements with each of our directors. The indemnification agreements are intended to provide the maximum protection permitted by England and Wales with respect to indemnification of directors. We may also enter into similar agreements with certain of our officers who are not also directors. The effect of these provisions is to permit indemnification by us for liabilities arising under the Securities Act of 1933, as amended. We also maintain directors' and officers' liability insurance.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8.         Exhibits.

Exhibit No.       Description of Exhibit
-----------       ----------------------

4.1* Description of the Registrant's Ordinary Shares (included in Futuremedia PLC's (the "Registrant's") Memorandum and Articles of Association, as amended) - (previously filed as Exhibit 1.1 to the Registrant's Annual Report on Form 20-F for the fiscal year ended April 30, 2005, filed with the Securities and Exchange Commission (the "SEC") on August 4, 2005, File No. 000-21978 (the "2005 20-F") and incorporated herein by reference).

4.2* Form of Deposit Agreement, as amended (including specimen of American Depositary Receipt), (previously filed as Exhibit 4.5 to Registrant's Amendment No. 1 to Registration Statement on Form F-1, filed on July 20, 1993, File No. 33-63774 (the "Amendment No. 1 to the F-1 Registration Statement"), and incorporated herein by reference). 5.1 Legal Opinion of Brown Rudnick Berlack Israels LLP (filed herewith).

5.1               Legal Opinion of Brown Rudnick Israels LLP (filed herewith).

23.1              Consent of Brown Rudnick Berlack Israels LLP (included in
                  Exhibit 5.1).

23.2 Consent of BDO Stoy Hayward LLP, Independent Registered Public Accounting Firm (filed herewith).

24.1 Power of Attorney (filed herewith as part of the signature page).

99.1* The Registrant's 2005 Unapproved Share Option Scheme for New Employees (previously filed as Exhibit 4.5 to the Registrant's 2005 20-F).

99.2* The Registrant's 2005 Unapproved Share Option Plan (previously filed as Exhibit 4.6 to the Registrant's 2005 20-F).

99.3* The Registrant's 2005 Share Incentive Plan (previously filed as Exhibit 4.7 to the Registrant's 2005 20-F).

99.4* The Registrant's 2005 Enterprise Management Incentive Plan (previously filed as Exhibit 4.8 to the Registrant's 2005 20-F).

---------------
* Not filed herewith. In accordance with Rule 411 promulgated under the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this Registration Statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the commission by the registrant pursuant to
            Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 8 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants, of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted against the registrants by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brighton, East Sussex, England on October 7, 2005.

                                                 FUTUREMEDIA PLC

                                                 By: /s/ Leonard M. Fertig
                                                     ---------------------------
                                                     Leonard M. Fertig
                                                     Chief Executive Officer and
                                                     Authorized Signatory

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leonard M. Fertig and Mark Wilsher, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

   Signature                                   Title                                           Date

   /s/ Jan Vandamme                            Chairman of the Board of Directors and          October 7, 2005
   -------------------------------             Director
   Jan Vandamme


   /s/ Leonard M. Fertig                       Chief Executive Officer and Director            October 7, 2005
   -------------------------------             (Principal Executive Officer)
   Leonard M. Fertig


   /s/ Mark Wilsher                            Chief Financial Officer                         October 7, 2005
   -------------------------------             (Principal Financial and Accounting Officer)
   Mark Wilsher


   /s/ Peter Machin                            Company Secretary                               October 7, 2005
   -------------------------------
   Peter Machin


   /s/ Michael Pilsworth                       Director                                        October 7, 2005
   -------------------------------
   Michael Pilsworth


   /s/ John Schwallie                          Director and Authorized Representative          October 7, 2005
   -------------------------------             in the United States
   John Schwallie


   /s/ Michiel Steel                           Director                                        October 7, 2005
   -------------------------------
   Michiel Steel

                                INDEX TO EXHIBITS

Exhibit No.       Description of Exhibit

4.1* Description of the Registrant's Ordinary Shares (included in Futuremedia PLC's (the "Registrant's") Memorandum and Articles of Association, as amended) - (previously filed as Exhibit 1.1 to the Registrant's Annual Report on Form 20-F for the fiscal year ended April 30, 2005, filed with the Securities and Exchange Commission (the "SEC") on August 4, 2005, File No. 000-21978 (the "2005 20-F") and incorporated herein by reference).

4.2* Form of Deposit Agreement, as amended (including specimen of American Depositary Receipt), (previously filed as Exhibit 4.5 to Registrant's Amendment No. 1 to Registration Statement on Form F-1, filed on July 20, 1993, File No. 33-63774 (the "Amendment No. 1 to the F-1 Registration Statement"), and incorporated herein by reference).

5.1 Legal Opinion of Brown Rudnick Berlack Israels LLP (filed herewith).

23.1              Consent of Brown Rudnick Berlack Israels LLP (included in
                  Exhibit 5.1).

23.2 Consent of BDO Stoy Hayward LLP, Independent Registered Public Accounting Firm (filed herewith).

24.1 Power of Attorney (filed herewith as part of the signature page).

99.1* The Registrant's 2005 Unapproved Share Option Scheme for New Employees (previously filed as Exhibit 4.5 to the Registrant's 2005 20-F).

99.2* The Registrant's 2005 Unapproved Share Option Plan (previously filed as Exhibit 4.6 to the Registrant's 2005 20-F).

99.3* The Registrant's 2005 Share Incentive Plan (previously filed as Exhibit 4.7 to the Registrant's 2005 20-F).

99.4* The Registrant's 2005 Enterprise Management Incentive Plan (previously filed as Exhibit 4.8 to the Registrant's 2005 20-F).

---------------
* Not filed herewith. In accordance with Rule 411 promulgated under the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.